UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2011

WHOLE FOODS MARKET, INC.

(Exact name of registrant as specified in its charter)

Texas	0-19797	74-1989366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Bowie Street, Austin, Texas	78703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(512) 477-4455

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 6, 2011, the Board of Directors of Whole Foods Market, Inc. (the “Company”) increased the number of directors of the Company from eleven to twelve and elected Blake Nordstrom to serve as a director of the Company. Mr. Nordstrom was also appointed to serve on the Company’s Audit Committee. A copy of the press release containing the announcement of Mr. Nordstrom’s election is attached as Exhibit 99.1.

Mr. Nordstrom will participate in the standard compensation plan for non-employee directors, including eligibility to receive grants of stock options pursuant to the Company’s 2009 Stock Incentive Plan, as described in the Company’s proxy statement filed with the Securities and Exchange Commission. Following his appointment, on June 7, 2011, Mr. Nordstrom was granted a one-time award in the amount of 7,500 stock options under the Company’s 2009 Stock Incentive Plan. These stock options will vest in equal installments on each of the first four anniversaries of the grant date. There is no arrangement or understanding pursuant to which Mr. Nordstrom was elected as a director, and there are no related party transactions between the Company and Mr. Nordstrom that would require disclosure under Item 404(a) of Regulation S-K.

Item 8.01               Other Events

On June 7, 2011 the Company’s Board of Directors declared a dividend of $0.10 per share, payable July 5, 2011 to shareholders of record at the close of business on June 24, 2011.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits.

99.1— Press Release dated June 8, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHOLE FOODS MARKET, INC.

	By:	/s/ Glenda Flanagan
Date: June 8, 2011	Glenda Flanagan
Executive Vice President and
Chief Financial Officer